Exhibit 10.20


                ______________________________________________

                           SHARE PURCHASE AGREEMENT

                        relating to the acquisition of

                            COMDISCO FRANCE SA and

                                PROMODATA SNC

                ______________________________________________



                             Dated 1st October 2002

                             Entered into between

                             (1) ECONOCOM AND

                             (2) COMDISCO GLOBAL HOLDING COMPANY, Inc.

                             (3) COMDISCO HOLDING COMPANY, Inc.

               ________________________________________________


                                             TABLE OF CONTENTS


1. DEFINITIONS AND INTERPRETATION..........................................................................2

2. PURCHASE OF SHARES AND OF THE INTERCOMPANY AMOUNT RECEIVABLES...........................................6

3. PURCHASE PRICE - PAYMENT................................................................................6

   3.1      PURCHASE PRICE.................................................................................6
   3.2      PAYMENT AND ADJUSTMENT TO THE PURCHASE PRICE...................................................6

4. PRE-COMPLETION AND POST-COMPLETION COVENANTS............................................................7

   4.1      ORDINARY COURSE OF BUSINESS....................................................................7
   4.2      ACCESS AND INFORMATION.........................................................................9
   4.3      ACTIONS WITH A VIEW TO COMPLETION..............................................................9
   4.4      THE SELLER'S TRADEMARKS AND LOGOS.............................................................10
   4.5      COMPANY NAME CHANGE...........................................................................10
   4.6      GUARANTEE.....................................................................................11
   4.7      INSURANCE POLICIES............................................................................11
   4.8      GE RECEIVABLE.................................................................................11
   4.9      TRANSITIONAL SERVICES AGREEMENT...............................................................11
   4.10     EUROPEAN MICHELIN ASSETS......................................................................12
   4.11     MODIFICATION OF THE SCHEDULES.................................................................12
   4.12     GOVERNMENTAL APPROVALS........................................................................12

5. CONDITIONS PRECEDENT...................................................................................12

   5.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRER AND THE SELLER............................12
   5.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRER...........................................12
   5.3      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.............................................13
   5.4      BEST ENDEAVOURS TO FULFIL CONDITIONS PRECEDENT................................................13
   5.5      CONDITIONS PRECEDENT NOT FULFILLED AT COMPLETION..............................................13
   5.6      WAIVER OF CONDITIONS PRECEDENT................................................................13
   5.7      TERMINATION OF THE AGREEMENT..................................................................14

6. COMPLETION.............................................................................................14

   6.1      COMPLETION DATE...............................................................................14
   6.2      DELIVERIES TO THE ACQUIRER....................................................................14
   6.3      EXECUTION OF ANCILLARY AGREEMENTS.............................................................15
   6.4      ACTIONS OR DELIVERIES BY ACQUIRER.............................................................15

7. REPRESENTATIONS AND WARRANTIES OF THE PARTIES..........................................................16

   7.1      REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................16

8. INDEMNIFICATION OBLIGATIONS............................................................................18

   8.1      INDEMNIFICATION OBLIGATIONS OF THE SELLER.....................................................18

9. CONFIDENTIALITY........................................................................................18

10. NON-COMPETITION.......................................................................................19

11. ANNOUNCEMENTS.........................................................................................20

12. OTHER POST COMPLETION COVENANTS AND OTHER COVENANTS...................................................20

13. MISCELLANEOUS.........................................................................................20

14. GOVERNING LAW AND JURISDICTION........................................................................22

   14.1     GOVERNING LAW.................................................................................22
   14.2     ARBITRATION...................................................................................23

                           SHARE PURCHASE AGREEMENT

This share purchase agreement (the "Agreement") is made on this 1st day of October 2002, by and between:

1. ECONOCOM Group SA / NV, a company whose registered office is at Chaussee de Louvain 510, Parc Horizon 2000, 1930 Zaventem, Belgium (the "Acquirer" or "ECONOCOM");

2. COMDISCO GLOBAL HOLDING COMPANY, Inc., a Delaware company, whose registered office is at 6111 North River Road, Rosemont, Illinois, USA ("COMDISCO GLOBAL HOLDING COMPANY, Inc." or the "Seller");

3. COMDISCO HOLDING COMPANY, Inc., a Delaware Company, whose registered office is at 6111 North River Road, Rosemont, Illinois, USA ("COMDISCO HOLDING COMPANY, Inc." or the "Guarantor");

The Acquirer and the Seller shall be hereinafter collectively referred to as the "Parties" or individually as a "Party".

whereas:

A. The Seller holds 117,638 shares of COMDISCO FRANCE S.A., representing 99.9% of the issued share capital of COMDISCO FRANCE S.A. on the date hereof. Six other individuals each hold individually 1 share of COMDISCO FRANCE S.A., representing 0.1% of the issued share capital of COMDISCO FRANCE S.A. on the date hereof. As a result, the Seller and the six individuals hold together 100% of the issued share capital of COMDISCO FRANCE S.A. on the date hereof. COMDISCO FRANCE S.A. is a company with a share capital of Euro 1,793,471, registered in France with the Register of Trade and Companies of Nanterre with number 311 463 277, whose registered office is at 176 avenue Charles de Gaulle, 92200 Neuilly-sur-Seine ("COMDISCO FRANCE" or the "Company").

B. The Company holds 218,448 shares of PROMODATA SNC representing 99.18% of the issued share capital of PROMODATA SNC on the date hereof. CDS Foreign Holdings, Inc. holds 1,802 shares of PROMODATA SNC representing 0.82% of the issued share capital of PROMODATA SNC on the date hereof. As a result, the Company and CDS Foreign Holdings, Inc. hold together 100% of the issued share capital of PROMODATA SNC on the date hereof. PROMODATA SNC is a company with a share capital of Euro 3,357,689, registered with the Trade and Company Register of Nanterre with number 392 945 358, whose registered office is at 176 avenue Charles de Gaulle, 92200 Neuilly-sur-Seine, France ("PROMODATA" or the "Subsidiary").

C. The Acquirer is willing to purchase from the Seller and the Seller is willing to sell to the Acquirer the 117,644 shares comprising the share capital of the Company (hereinafter the "Shares").

D. Prior to Completion, CDS Foreign Holdings, Inc. shall transfer to the Company all of its shares in the Subsidiary.

E. Prior to Completion, each of the six individuals of the Company shall transfer to the Seller, the one share they hold in the Company.

F. On Completion date, the Acquirer shall fund the Company in order to enable the latter to fully reimburse the Spiritus loan (the "Loan") due to Citibank, principal and interests included, such loan amounting to Euro 69,403,475 as of 31 August 2002.

1.       DEFINITIONS and interpretation

         In this Agreement (including in the recitals thereto), unless the context otherwise requires or unless otherwise specified hereinafter, the following words shall have the following meaning:

         "Affiliate" of any corporate Person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. A person shall be deemed to control another Person if such first mentioned Person owns, directly or indirectly, 50% or more of the voting rights of the second mentioned Person;

         "Agreed Form" means in relation to any document, the draft of such document which is either annexed to this Agreement and which has been initialled by the Parties by way of their agreement in relation to such draft document or is agreed later in writing between the Parties;

         "Agreement" has the meaning set forth in the Preamble;

         "Ancillary Agreements" means, the Trademark and Software License Agreement, the German License Agreement, the CEG Asset Sale Agreement and the Transitional Services Agreement;

         "Assignment of Receivables Agreement" means the agreement to be entered into on the Completion Date between the Seller and the Acquirer whereby the Seller shall irrevocably assign to the Acquirer its right to the Intercompany Amount;

         "Balance" has the meaning set forth in Clause 4.8;

         "Business" means the business carried out by the Company and the Subsidiary. The Subsidiary is engaged in the business of leasing and providing remarketing services for distributed computing systems, acquisition management and expenditure tracking and other services that facilitate equipment procurement and expense tracking. The Company is engaged in the business of leasing electronics equipment;

         "Business Day" means any day other than a Saturday, a Sunday or a legal holiday in France (within the meaning of Clause L. 222-1 of the French Labour Code);

         "CEG Asset Sale Agreement" shall have the meaning ascribed to it in Clause 4.1;

         "Company" shall mean COMDISCO FRANCE;

         "Completion Date" shall have the meaning ascribed to it in Clause 6.1;

         "Completion" means the transfer to the Acquirer by the Seller of the shares of COMDISCO FRANCE;

         "Computer Systems" means the computer systems used by the Company and the Subsidiary in the conduct of the Business, but excluding Portfolio Property;

         "Damages" means direct damages, penalties, assessments, losses, costs and expenses (including, but not limited to, reasonable attorneys' fees) to the exclusion of indirect and consequential damages (which indirect and consequential damages include for the avoidance of doubt damage to reputation);

         "Employee(s)" means the managing individuals, whether or not employed by the Company or the Subsidiary, and all persons employed by the Company and the Subsidiary as at the Completion Date;

         "Encumbrance" means any encumbrance or security interest whatsoever including (without limitation) any charge, mortgage, floating charge, pledge, security, lien, right of pre-emption, option, right to acquire, conversion right, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, and any other preferential right, agreement or arrangement having similar effect except for any Permitted Lien;

         "Governmental Approval" means each consent, waiver, authorisation, approval, exemption, expiration or termination of a mandatory waiting period or declaration of or by, or filing with, any Governmental Authority that is reasonably required to be obtained or made by the Parties in connection with the execution and delivery of this Agreement by the Parties or the performance by such Parties of their obligations hereunder, including (without limitation) such approvals or consents be required on account of change of control provisions contained in any Licence;

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing;

         "Intercompany Agreements" means all the agreements existing between the Company and/or the Subsidiary and any member of the Comdisco group, in particular the agreements listed in Schedule A;

         "Intercompany Amount" shall have the meaning ascribed to it in Clause 3.2.2.

         "Know How" means all confidential and proprietary information, research in progress, algorithms, processes, formulaes, models, methodologies and techniques which are used by the Company and/or the Subsidiary in connection with the Business;

         "Licence" means, in relation to the Company and the Subsidiary, any licence, consent, permit, certificate, exemption, permission, concession or other approval, filing of notification or return, report and assessment, registration or authorisation required for, or in connection with, any part of the Business of the Company and the Subsidiary, or its ownership, use, possession of any of its assets or occupation of one or more of the properties (where relevant);

         "Permitted Lien" means (i) any mechanic's or material men's lien, which an obligor, borrower or lessee under a lease agreement is required to remove and which does not affect the value of the portfolio property subject to such lien, (ii) any Encumbrance pursuant to the refinanced lease agreements, (iii) any Encumbrance on any portfolio property which is specifically permitted in accordance with the terms of the related lease agreement and which does not materially affect the value of the portfolio property subject to such Encumbrance, or (iv) any Encumbrance resulting from the terms of the applicable lease agreement that is reflected on the books and records of the Company or the Subsidiary;

         "Person" shall mean any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not being a separate legal entity) and shall include any successor (by merger or otherwise) of such entity;

         "Purchase Price" has the meaning ascribed to it in Clause 3.1.1;

         "Restricted Period" has the meaning ascribed to it in Clause 10;

         "Schedules" shall mean the disclosure schedules prepared by the Seller and delivered to the Acquirer simultaneously with the execution hereof, as amended or supplemented by the Seller pursuant to the terms hereof;

         "Securities" means any rights or securities giving their holder a right (whether immediate or deferred in time, contingent or actual) to subscribe for, convert, exchange or otherwise acquire shares or giving access, immediately or not, to any share(s) or portion of the share capital or the voting rights (including, for the avoidance of doubt, warrants, stock options - whether vested or not -, options over shares, convertible bonds, bonds redeemable or exchangeable in shares and share subscription rights);

         "Shares" means the 117,644 shares of the Company;

         "Subsidiary" means PROMODATA SNC;

         "Territory" means the territory of  the European Union;

         "Third Party Consent" means each consent, waiver, authorisation or approval of any person other than a Governmental Authority that is reasonably required to be obtained by the Parties in connection with the execution and delivery of this Agreement by the Parties or the performance by such Parties of their obligations hereunder, including (without limitation) (i) such approvals or consents as may be required on account of change of control provisions contained in any agreement entered into by any of the Company (ii) any consents of customers of the Company as may be required pursuant to the stipulations of lease agreements entered into with such customers
         (iii) the approval of the Transaction by any relevant bankruptcy court;

         "Trademark and Software License Agreement" means the license agreement, including terms and conditions, which shall be entered into between the Subsidiary and the Seller regarding in particular the "Class" software and the "IT CAP", "IT Trak" and "TRO" Trademarks substantially in the Agreed Form attached hereto as Schedule B;

         "Trademarks" shall have the meaning set forth in Clause 4.4 of this Agreement;

         "Transaction" means the sale and purchase of the Shares and the purchase of the Intercompany Amount and the advance by the Acquirer to the Company pursuant to Section 6.4.3 of this Agreement to be made on the Completion Date for purposes of the reimbursement of the Loan in principal and interest to Citibank;

         "Transitional Services Agreement" shall have the meaning set forth in Clause 4.9 of this Agreement in the Agreed Form attached hereto as Schedule C.

         In this Agreement (including in the recitals thereto), unless otherwise specified hereinafter:

         1.1.1 references to Clauses, Schedules and Annexes to Schedules are references to clauses (including all sub-clauses) of, schedules to and annexes to schedules to this Agreement;

         1.1.2 a reference to any statute or statutory provision shall be construed as a reference to such statute or statutory provision in effect on the date hereof;

         1.1.3    references to times of the day are to Paris time;

         1.1.4 headings to Clauses and Schedules are for convenience only and do not affect in any way the interpretation thereof;

         1.1.5 the Schedules, Annexes to Schedules and any other attachments to this Agreement form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules, Annexes to Schedules and any other attachments to this Agreement;

         1.1.6 in case of conflict between the provisions of this Agreement and those of any of the Ancillary Agreements, the provisions of this Agreement shall prevail;

         1.1.7 whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation";

         1.1.8 the words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified;

         1.1.9 the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

         1.1.10 a reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns;

         1.1.11 a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.       PURCHASE OF SHARES and of the Intercompany amount receivables

         Upon the terms and conditions set forth in this Agreement and subject to the satisfaction of the conditions precedent mentioned in Clause 5, the Seller hereby agrees to sell and transfer on the Completion Date to the Acquirer and the Acquirer hereby agrees to purchase on the Completion Date, the Shares, free and clear of any Encumbrance and the Intercompany Amount.

3.       Purchase price - payment

3.1      Purchase Price

         The purchase price for the Shares and the Intercompany Amount (the "Purchase Price") shall be equal to five hundred and ninety six thousand five hundred and twenty six Euro (596,526), on the basis of the Intercompany Amount as of 31 August 2002 allocated as follows:

         -        Euro 1 for the Shares;

         -        Euro 596,525 for the Intercompany Amount.

3.2      Payment and adjustment to the Purchase Price

3.2.1 On the Completion Date, the Purchase Price shall be paid in Euro by wire transfer of immediately available funds to the account of the Seller as notified by the Seller to the Acquirer no less than five days prior to the Completion Date.

3.2.2 Schedule 3.2.2 contains a complete list of any and all payables to the Company and the Subsidiary by any member of the Comdisco Group (other than the Company and the Subsidiary) and a list of any and all receivables owed by the Company and the Subsidiary to any member of the Comdisco Group (other than the Company and the Subsidiary), in both cases as of 31 August 2002. The net amount corresponding to the difference between the above receivables and payables is referred to herein as the "Intercompany Amount". The Intercompany Amount as of August 31, 2002 amounts to Euro 1,409,122 (one million four hundred and nine thousands and one hundred and twenty two).

         Five Business Days prior to the Completion Date, the Seller shall provide the Acquirer with the final Intercompany Amount, which cannot be less than Euro 812,597, certified by the statutory auditors of the Company together with all documentation evidencing the proper transfer of the receivables to the Seller. If the final Intercompany Amount is lower than the Intercompany Amount as of August 31, 2002, (i.e. Euro 1,409,122), the part of the Purchase Price allocated to the Intercompany Amount will be reduced accordingly on an euro per euro basis and such adjusted Purchase Price will become the final Purchase Price. If the final Intercompany Amount is higher than the Intercompany Amount as of August 31, 2002 (i.e. Euro 1,409,122), the part of the Purchase Price allocated to the Intercompany Amount will be increased accordingly on an Euro by Euro basis. Such adjusted Purchase Price will become the final Purchase Price.

         Upon payment and assignment of the final Intercompany Amount, neither the Company, the Subsidiary, nor any other member of the Comdisco Group shall have any remaining reciprocal claim for repayment of any receivables and payables.

         The final Purchase Price shall bear interest at an annual rate equal to 4.183% and accruing during the period from the date hereof until the final Purchase Price is paid in full by the Acquirer to the Seller.

4.       Pre-Completion and post-completion Covenants

4.1      Ordinary Course of Business

         Except as otherwise specified herein, after the date hereof and until Completion, the Seller shall cause the Company and the Subsidiary to operate and carry on the Business in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing, the Seller shall procure that the Company and the Subsidiary shall not take any of the following actions (except, and to the extent, required to do so by (i) mandatory provisions of any applicable laws or regulations, or (ii) by the terms of legally binding obligations in existence on the date hereof, and, in each such case, which has been specifically disclosed to the Acquirer in this Agreement as giving rise to such an obligation), without the prior written consent of the Acquirer:

         (a) enter into any material contract or commitment outside the ordinary course of business;

         (b) dispose of an asset or supply any service or business facility of any kind not on arm's length terms;

         (c) acquire fixed assets in an overall amount exceeding Euro 50,000 other than those specifically included in the list attached hereto as Schedule 4.1 (c) or sell, transfer, lease or otherwise dispose of, or subject to any Encumbrance, any assets (including any Intellectual Property Right), other than the sale of inventory or services in such volumes and prices as are consistent with past practices and the sale of assets with an individual value of less than Euro 50,000 sold for fair or reasonable value in the ordinary course of business and consistent with past practices;

         (d) make any capital expenditure or capital addition or improvement in an overall amount exceeding Euro 50,000 other than those specifically included in the list attached hereto as Schedule 4.1 (d);

         (e) take any action or fail to take any action that would result in the occurrence of an event of default entitling any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Company or the Subsidiary prior to the normal maturity date;

         (f) amend their articles of association, by-laws or equivalent organizational documents except as may be required by the transactions contemplated herein;

         (g) alter their issued share capital, or declare, set aside, make or pay any dividend or other distribution in respect of their share capital (in cash or otherwise), or purchase or redeem any interests in their share capital, or issue or grant any Securities;

         (h) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any equity interest in any business or any corporation, partnership, association or other business organisation or division thereof, regardless of whether such interest involves limited, unlimited or joint liability;

         (i) enter into any joint venture, partnership, co-operation or similar arrangement;

         (j) make any changes in their accounting methods, principles or practices (unless required by a concurrent change in applicable law);

         (k) except as set forth in Schedule 4.1(k), cancel, terminate or fail to maintain any material insurance policy comparable in amount and scope to current coverage, except if replaced by a new insurance policy providing for at least the same coverage at premiums not materially higher than the insurance policy being replaced;

         (l) enter into any material contract or agreement, or amend, cancel, terminate, relinquish, waive, release or fail to perform any contract referred to in Schedule 4.1 (l), other than in the ordinary course of business; or alter the terms and conditions of any intra-group agreement or arrangement which may impact the sums paid by the Company or the Subsidiary to the Seller or any of its Affiliates;

         (m) incur, assume or guarantee any loans, borrowings, indebtedness or other form of funding or credits or assistance, or enter into any foreign exchange contracts, interest rate swaps, financial futures, guarantees or agreements or other interest rate instruments;

         (n) repay or discharge any obligations or liabilities to creditors (including trade creditors and including any receivables owed to any member of the Comdisco Group), demand or collect payment of trade receivables, write down the value of any inventory or asset or write off as uncollectible any accounts receivable, or otherwise manage debtors, creditors and inventory, other than in the ordinary course of business;

         (o) commence, compromise, settle or discontinue any proceedings or litigation (other than routine debt collection);

         (p) except as disclosed in Schedule 4.1 (p), pass any shareholders' resolution in a general meeting of shareholders, except in connection with the transactions contemplated herein;

         (q)      commit itself to do any of the foregoing.

         The Seller will purchase from the Company at Completion, at their net statutory book value as at August 31, 2002, the CEG assets as defined in Schedule 4.1 pursuant to the draft agreement (the "CEG Asset Sale Agreement") substantially in the form attached as Schedule 4.1 (r). The Seller will bear all costs and taxes induced by such transfer.

         Upon request of the Seller, the Acquirer shall cause the Company and the Subsidiary to reasonably assist the Seller after Completion for purposes of repossessing the CEG assets, which were leased by the company ASAT currently under bankruptcy proceedings.

4.2      Access and Information

4.2.1 The Seller shall procure that between the date hereof and the Completion Date, the Acquirer and its advisers are promptly given such information regarding the business, assets, liabilities, agreements and affairs of the Company and the Subsidiary as the Acquirer or its advisers may reasonably require in order to prepare an orderly transition following the Completion Date, provided, however, that any such access shall be conducted at the Acquirer's expense, at a reasonable time, under the supervision of the Seller's, the Company's or the Subsidiary's personnel and in such a manner as to maintain the confidentiality of the terms of this Agreement and of the Transaction and not to interfere with the normal operation of the business of the Seller, the Company or the Subsidiary.

4.2.2 The Seller shall make its best efforts to procure that between the date hereof and the Completion Date, the Company shall timely provide the Acquirer with the reports listed in Schedule 4.2.2.

4.3      Actions with a view to Completion

         Each Party shall (at its own expense) do or procure to be done all acts and things and/or execute or procure the execution of all documents, as is or may be reasonably required to complete all transactions contemplated by this Agreement. In particular (and without limiting the generality of the foregoing):

         (a) the Seller shall cause special meetings of the relevant corporate bodies of the Company to be validly convened for a date not later than the Completion Date, the agenda of which shall include the passing of all decisions required for Completion;

         (b) the Seller shall procure that all Intercompany Agreements shall be terminated on the Completion Date.

4.4      The Seller's Trademarks and Logos

4.4.1 The Acquirer expressly agrees that (a) it is not purchasing, acquiring or otherwise obtaining, and the Acquirer, the Company and the Subsidiary will not, following the Completion Date, obtain or be entitled to retain any right, title or interest in the COMDISCO Trademark; use or otherwise employ the Seller's "COMDISCO" name or any part or variation of such name or anything confusingly similar thereto or suggesting that there is a relationship or affiliation between the Seller and the Acquirer, and between the Seller and the Company and the Subsidiary from and after the Completion, (b) none of the Company, the Subsidiary or the Acquirer or its affiliates shall make any use of such COMDISCO Trademark from and after the Completion and (c) each of the Acquirer and its affiliates shall not, directly or indirectly, attack the Seller's or its affiliates' rights or ownership in and to any of the Trademarks, including, without limitation, any registrations, or the validity of the Trademarks. All rights in the Trademarks other than those as may be specifically granted in the Ancillary Agreements are reserved to the Seller for its own use, benefit and disposition. For purposes of this Clause 4.4, "Trademarks" means any Seller registered and unregistered trademarks, service marks, tradenames and business names (including rights in any trade dress) and applications for registration thereof, together with the goodwill symbolized thereby and associated therewith, including, without limitation, "IT CAP", "IT Trak" and "TRO".

4.4.2 The Seller shall grant the Company and the Subsidiary the right to use in the Territory the IT CAP, IT Trak and TRO Trademarks, as well as the CLASS software, after Completion pursuant to the terms of a Trademark and Software License Agreement substantially in the Agreed Form attached hereto as Schedule B which shall be entered into on the Completion Date.

         The Seller shall cause the Subsidiary to enter into a license agreement with Comdisco Deutschland regarding the use after Completion of certain softwares substantially in the Agreed Form attached hereto as Schedule D (the "German License Agreement").

4.5      Company Name Change.

         Between the date hereof and the Completion Date, the Seller and the Acquirer shall cooperate and use their commercially best efforts to cause the Company to change its corporate name from "COMDISCO FRANCE S.A." to a name not using the COMDISCO name as designated by the Acquirer in writing, to become effective on the Completion Date (the "Name Change"). The Acquirer shall communicate to the Seller the new name of the Company no more than five (5) Business Days prior to Completion so as to enable the Seller to effect the Name Change promptly after Completion. The Name Change shall be deemed effected upon filing for registration, with the Companies Register, corresponding to the Company's corporate domicile, of minutes of the extraordinary general shareholders' meeting of the Company.

4.6      Guarantee

         Comdisco Holding Company, Inc. jointly and severally guarantees the performance of this Agreement by the Seller, in compliance with its terms.

4.7      Insurance Policies

         The Seller shall have no obligation to continue the insurance coverage for the Company and the Subsidiary after the Completion Date and will no longer be responsible for any risks of the Company and the Subsidiary after the Completion Date. The Acquirer shall be responsible for arranging new insurance coverage effective from the Completion Date at its own risk and expense.

         The Seller and its affiliates shall retain the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

         Consequently, in the event that the Company and/or the Subsidiary would receive after the Completion Date any payment in connection with the termination of the insurance coverage by the Seller, the Acquirer undertakes to cause the Company and/or the Subsidiary to pay promptly to the Seller the sum received from the insurers.

4.8      GE receivable

         The Seller represents and warrants that General Electric (GE) owes to the Company an amount of 3.2 million (three million and two hundred thousand) Euros pursuant to the sale of assets described in Schedule
         4.8. If on Completion Date GE has not paid that entire sum, a sum equal to 3.2 million Euros less what has already being paid to the Company by GE pursuant to the sale of assets described in Schedule 4.8, (hereafter the "Balance"), shall be paid, Euro by Euro, by Seller to the Company on the same date.

         In the event that the Company would receive, prior to the Completion Date, from GE in total an amount exceeding 3.2 million Euros in relation to the sale of assets described in Schedule 4.8, the Company shall pay to the Seller the difference between the amount paid by GE and 3.2 million Euros.

         If the Seller pays to the Company any amount pursuant to the first paragraph above, it shall cause the Company to execute the corresponding transfer of receivable.

         In the event that the Company would receive, after the Completion Date, from GE, a payment in relation to the sale of assets described in Schedule 4.8, the Acquirer undertakes to cause the Company to pay promptly to the Seller the sum received by GE after the Completion Date.

4.9      Transitional Services Agreement

         On the Completion Date, the Seller and the Acquirer shall execute a Transitional Services Agreement substantially in the Agreed Form attached hereto as Schedule C, in relation with certain services which shall be provided by the Subsidiary and the Company to the Seller or its affiliates after the Completion Date.

4.10     European Michelin assets

         On the Completion Date or as soon as practicable after the Completion Date, the Parties shall execute (or will cause their respective relevant group companies to execute) a master agreement and local transfer agreements in connection with the acquisition by the Acquirer (or any of its group companies) of the other European Michelin assets and contracts, which shall be listed in a Schedule
         4.10 to be provided by the Seller as soon as possible after the date hereof and prior to the Completion Date, at the applicable NPV ("net present value") in each country (as at 31 August 2002) x 90%, minus corresponding rentals received up to their transfer. The Parties agree that the Acquirer shall not be obligated to purchase or cause its relevant group companies to purchase any Michelin assets or contracts in countries where the applicable NPV would not be calculated on the basis of a satisfactory discount rate as determined in the Acquirer's sole discretion. Taxes and costs directly associated with that transfer are for the account of the Acquirer. Assets funded after 31 August 2002 will be purchased at acquisition cost plus funding costs, minus corresponding rentals received up to their transfer.

4.11     Modification of the Schedules

         The Seller will be authorized to modify (in connection with minor changes) the Schedules to this Agreement on the Completion Date with the prior consent of the Acquirer which shall not be unreasonably withheld and provided that such changes are notified to the Acquirer at least five Business Days prior to Completion Date.

4.12     Governmental Approvals

         Immediately after the execution of this Agreement, the Acquirer shall apply its best efforts to obtain as soon as possible all the European Governmental Approvals required prior to Completion and shall handle all necessary filings and formalities related thereto.

5.       CONDITIONS PRECEDENT

5.1      Conditions Precedent to Obligations of the Acquirer and the Seller

         The obligations of the Acquirer and the Seller to complete the Transaction is subject to the satisfaction, at or prior to Completion, of the condition that all necessary Governmental Approvals which are required to be obtained prior to the Completion Date (including any approval required from local or European antitrust authorities) shall have been duly obtained and shall be in full force and effect on the Completion Date.

5.2      Conditions Precedent to Obligations of the Acquirer

         The obligations of the Acquirer to complete the Transaction is subject to the satisfaction, at or prior to Completion, of each of the following conditions (unless satisfaction of any such condition is waived by the Acquirer):

         (a) the representations and warranties of the Seller contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Completion Date, as if such representations and warranties were restated on and as of the Completion Date; and

         (b) the Seller shall have performed and complied with, in all material respects, all agreements and undertakings required by this Agreement and any Ancillary Agreement to be performed or complied with by the Seller prior to or at Completion.

5.3      Conditions Precedent to Obligations of the Seller

         The obligations of the Seller to complete the Transaction is subject to the satisfaction, at or prior to the Completion, of each of the following conditions (unless satisfaction of any such condition is waived by the Seller):

         (a) the representations and warranties of the Acquirer contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Completion Date, as if such representations and warranties were restated on and as of the Completion Date;

         (b) the Acquirer shall have performed and complied with, in all material respects, all agreements and undertakings required by this Agreement to be performed or complied with by it prior to or at the Completion.

5.4      Best Endeavours to Fulfil Conditions Precedent

         The Parties shall use their best endeavours to ensure fulfilment of each of the conditions precedent set out in Clauses 5.1, 5.2 and 5.3 on or before Completion Date.

         If any of the Parties becomes aware of any event, circumstance or fact that prevents or might prevent a condition contained in Clause 5.1, 5.2 or 5.3 from being fulfilled, it shall immediately notify all other Parties.

5.5      Conditions Precedent Not Fulfilled at Completion

         If any condition set out in Clause 5.1, 5.2 or 5.3 has neither been waived by the appropriate Party nor satisfied on 31 March 2003, such appropriate Party may in its absolute discretion and without prejudice to any other right or remedy available to it:

         (a) waive the condition (to the extent such waiver is permitted by law), in which event the provisions of Clause 5.6 shall apply; or

         (b) terminate this Agreement, in which event the provisions of Clause 5.7 shall apply.

5.6      Waiver of Conditions Precedent

         Waiver in whole or in part of compliance with any condition set out in Clause 5.2 or 5.3 shall not prejudice to any other right or remedy available to the relevant Party (or group of Parties). In particular, unless otherwise expressly agreed in writing between the Parties concerned, any waiver in whole or in part of compliance with the conditions set out in Clause 5.2 or 5.3, shall not prejudice to any indemnification rights granted under this Agreement to any Party in case of breach of the representations and warranties in question.

5.7      Termination of the Agreement

         If any Party terminates this Agreement pursuant to the provisions of Clause 5.5 (b) then:

         (a) the further rights and obligations of the Parties shall cease immediately upon such termination, save for the provisions of this Clause 5.7, and Clauses 9, 11, 13 and 14 which shall remain in full force and effect;

         (b) all actions already taken shall be deemed not to have been taken and shall remain without effect or, as may be appropriate, shall be reversed, unless the Parties agree otherwise. The Parties shall provide their full co-operation to the reversal of any actions hereunder should such reversal be required.

         In the event that all the Conditions Precedent set out in Clause 5.1,
         5.2 and 5.3 are satisfied or waived (when permitted by law) by the relevant Party (or group of Parties), the sale of the Shares and of the Intercompany Amount shall be effective pursuant to Article 1583 of the French Civil Code, it being agreed that the advance to be made by the Acquirer to the Company under Clause 6.4.3 of this Agreement is considered an essential term of the sale of the Shares to the Acquirer. Should either Party nevertheless refuse or fail to comply with its obligations under this Agreement, the other Party shall request the defaulting Party to perform its obligations under this Agreement by registered letter with acknowledgment of receipt, while undertaking to simultaneously perform its own obligations under the Agreement. If the defaulting Party does not comply with its obligations under this Agreement within 30 days from receipt of the other Party's notification, the other Party shall be entitled to (i) request full performance (execution forcee) of the obligations of the defaulting Party in accordance with Clause 14 of this Agreement, and
         (ii) receive a lump sum of Euro 5,000,000 without prejudice of its right to obtain additional compensation for the damage suffered by it as a result of such breach of contract. Should the defaulting Party perform its obligations under this Agreement after the one month period referred to above, the other Party shall simultaneously perform its own obligations under this Agreement and shall be entitled to receive the lump sum of Euro 5,000,000.

6.       Completion

6.1      Completion Date

         Completion shall take place within thirty (30) Business Days from the date on which all the conditions precedent set forth in Clause 5 will have been satisfied and no later than 31 March 2003, unless the Parties agree otherwise.

6.2      Deliveries to the Acquirer

         The Seller shall deliver, or procure the delivery to the Acquirer, of the following documents:

         (a) copies of the minutes of the meetings of the Workers Committee of the Subsidiary (if applicable) regarding the Transaction;

         (b) duly executed transfer forms ("ordres de mouvement") relating to the Shares;

         (c) if applicable, an authenticated version of the minutes of the meeting of the Board of Directors of the Company approving the transfer to the Acquirer of the Shares;

         (d) the accounts (bilans, comptes de resultat et annexes) of the Company and of the Subsidiary as at August 31, 2002, as well as their consolidated accounts at the same date, certified by the statutory auditors are attached as Schedule 6.2 (e), it being specified that the delivery of these accounts by the Seller will not induce any specific representations and warranties in relation thereof other than the applicable statutory warranty ("garantie legale"); and

         (e) the minutes of the board of directors of the Seller authorizing the Transaction.

6.3      Execution of Ancillary Agreements

         (a) The Acquirer and the Seller shall execute the Trademark and Software License Agreement, the CEG Asset Sale Agreement and the Transitional Services Agreement; and

         (b) The Seller and the Acquirer shall execute the Assignment of Receivables Agreement pertaining to the final Intercompany Amount referred to in Clause 3.2.2;

         (c) If applicable, the Seller and the Acquirer shall execute the assignment of receivable agreement pertaining to the Balance referred to in Clause 4.8;

         (d) The Subsidiary and Comdisco Deutschland shall execute the German License Agreement.

6.4      Actions or Deliveries by Acquirer

6.4.1 The Acquirer shall deliver or procure the delivery to the Seller of the following documents:

         Documentary evidence that the Acquirer has obtained all necessary European Governmental Approvals.

6.4.2    The Acquirer shall pay the final Purchase Price as provided in Clause
         3.2.2.

6.4.3 The Acquirer shall advance, or cause to be advanced, sufficient cash to the Company in order to enable the latter to repay in full (i.e. in principal and interest at the rate specified in the Loan documentation ) the Loan on the Completion Date, such Loan amounting to Euro 69,403,475 as of 31 August 2002.

7.       Representations and warranties of the parties

7.1      Representations and warranties of the Seller

7.1.1 As an inducement to the Acquirer to enter into this Agreement and the Ancillary Agreements, the Seller hereby represents and warrants to the Acquirer that each of the following representations and warranties is on the date hereof (and will be on the Completion Date) true and accurate unless the statement refers to only one such date, in which case it is made solely at such specified date.

7.1.2 The Seller (a) is duly organised and validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (b) the execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized in accordance with all applicable laws. This Agreement constitutes, and upon its execution each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their terms.

7.1.3 The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organisational documents) of the Seller, (b) conflict with or violate (or cause an event which could have a material adverse effect as a result of) any law, regulation, decree, judgement or governmental order applicable to the Seller, or (c) result in the creation of any encumbrance on any shares or securities pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party.

7.1.4 The Seller will own immediately prior to their transfer to the Acquirer pursuant to clause 2.1 of this Agreement, free and clear of any Encumbrance, the Shares. The Seller will on the Completion Date have the right and the authority to transfer to the Acquirer on the terms and conditions set out in this Agreement, the full legal title to and the full beneficial interest in the Shares. no person has any right (including, without limitation, a pre-emptive right, a tag along right or a call or put option right on any shares or securities) that would preclude, or conflict with, the transfer to the Acquirer of the Shares.

7.1.5 The authorized share capital of the Company consists of 117,644 shares with a nominal value of Euro 15.24 per share, of which 117,644 shares are issued and outstanding, all of which are validly issued and fully paid (including any share premium). None of the Shares was issued in violation of any pre-emptive rights or other third party's rights. All Shares are ordinary shares, all of the same class bearing the same rights and obligations, and there are no preference shares in existence on the date hereof. Schedule 7.1.5 sets forth the name of the Persons holding Shares on the date hereof and the number of Shares held by each such Person, together with the percentage of the issued share capital which such Shares represent.

         There are no Securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Person holding Shares or Securities or the Company to grant, issue or sell any shares or any other interest in the share capital or voting rights of the Company.

         The Shares represent 100% of the fully diluted share capital of the Company. At Completion, full legal title to the Shares will be validly conveyed to the Acquirer, free and clear of any Encumbrance, in accordance with the terms of this Agreement, and recorded in the name of the Acquirer in the Company's share register.

         There is no Encumbrance on, over or affecting any of the Shares nor is there any commitment to give or create such Encumbrance and no Person has claimed to be entitled to such Encumbrance.

7.1.6 The authorized share capital of the Subsidiary consists of 220,250 shares with a nominal value of 15.24 euro per share, of which 220,250 shares are issued and outstanding, all of which are validly issued and fully paid (including any share premium). None of the Subsidiary shares was issued in violation of any pre-emptive rights or other third party's rights. All Subsidiary shares are of the same class bearing the same rights and obligations, and there are no preference shares in existence on the date hereof. Schedule 7.1.6 sets forth the name of the Persons holding Subsidiary shares on the date hereof and the number of Subsidiary shares held by each such Person, together with the percentage of the issued share capital which such Subsidiary shares represent).

         There are no Securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Subsidiary or obligating any Person holding Subsidiary shares or Securities or the Subsidiary to grant, issue or sell any shares or any other interest in the share capital or voting rights of the Subsidiary.

         The Subsidiary shares represent 100% of the fully diluted share capital of the Subsidiary. At Completion, full legal title to the Subsidiary shares will be validly held by the Company, free and clear of any Encumbrance and recorded in the name of the Company in the Subsidiary's share register.

         There is no Encumbrance on, over or affecting any of the Subsidiary shares nor is there any commitment to give or create such Encumbrance and no Person has claimed to be entitled to such Encumbrance.

7.2      Representations and warranties of the Acquirer

         The Acquirer is duly organized and validly existing and in good standing under the laws of Belgium and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (b) the execution and delivery of this Agreement and each Ancillary Agreement to which the Acquirer is a party by the Acquirer, the performance by the Acquirer of its obligations hereunder and thereunder and the consummation by the Acquirer of the transactions contemplated hereby and thereby have been duly authorised in accordance with Belgium law and all requisite action on the part of the Acquirer have been taken. This Agreement has been, and upon execution, each of the Ancillary Agreements to which Acquirer is a party shall have been, duly executed and delivered by the Acquirer, and (assuming due authorisation, execution and delivery by the other Parties) this Agreement constitutes, and upon its execution, each of such Ancillary Agreements will constitute, a legal, valid and binding obligation of the Acquirer, enforceable against it in accordance with their terms.

8.       indemnification obligations

8.1      Indemnification Obligations of the Seller

         From and after Completion, and without prejudice to any other rights and remedies available to the Acquirer, the Seller shall indemnify and hold harmless the Acquirer from and against any Damages suffered by the Acquirer as a result of any breach of any representation or warranty or covenant contained in this Agreement.

8.2      Indemnification Obligation of the Acquirer

         From and after Completion, and without prejudice to any other rights and remedies available to the other Parties, the Acquirer shall indemnify and hold harmless the Seller from and against any Damages suffered by the Seller as a result of any breach of any representation or warranty or covenant of Acquirer contained in this Agreement.

9.       CONFIDENTIALITY

9.1 Subject to Clause 9.5 and Clause 11, the Parties shall treat as strictly confidential all information (the "Confidential
         Information") received or obtained for the purpose of entering into or performing this Agreement which relates to:

         (a) the negotiations relating to this Agreement or any document referred to in this Agreement; or

         (b) the provisions or subject matter of this Agreement or any information delivered hereto or any document referred to in this Agreement.

9.2 The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Completion.

9.3 Subject to Clause 9.5 and Clause 11 of this Agreement, prior to Completion or if Completion does not take place, the Acquirer will maintain in confidence, and will cause its directors, officers, employees, agents and advisors to maintain in confidence all Confidential Information. If Completion does not take place, the Acquirer shall not make use of or disclose any Confidential Information or Know How to any third party and will return or destroy as much of such Confidential Information as the Seller may reasonably request.

9.4 Subject to Clause 9.5 and Clause 11 of this Agreement, after Completion, the Seller will maintain in confidence, and will cause its directors, officers, employees, agents and advisors to maintain in confidence all confidential information relating to the Company and the Subsidiary. In addition, after Completion, the Seller shall not, without the prior written consent of the Acquirer, make use of or disclose any confidential information relating to the Company and the Subsidiary to any third party, provided, however, that nothing in this Clause 9.4 shall be construed to limit the right of the Seller and its affiliates to use any confidential information which is not the exclusive property of the Company or the Subsidiary.

9.5 The Parties may disclose information to a third party which would otherwise be confidential if and to the extent:

         (a) required by the law of any relevant jurisdiction or for the purposes of any legal proceedings; or

         (b) required by any recognized securities exchange or by any regulatory or governmental body; or

         (c) such information is disclosed on a strictly confidential basis to that third party's professional advisers, auditors or bankers for the purpose of advising that third party in connection with this Agreement provided that such disclosure shall be made subject to the terms set out in Clause 9.3 and 9.4; or

         (d) the information has come into the public domain otherwise than through a breach of a Party; or

         (e) prior written consent to the disclosure has been given by all Parties; or

         (f) required to enable a Party to enforce its rights or remedies under this Agreement;

         provided that any such information disclosed pursuant to Clause 9.5
         (a) and Clause 9.5 (b) shall be disclosed only after consultation (where practicable) with the other Party (-ies).

10.      Non-competition

         The Seller covenants and agrees, in favour of the Acquirer, for a period of three (3) years from the Completion Date (the "Restricted Period") that neither the Seller nor any of its Affiliates, which now exists or comes into existence during the Restricted Period shall directly or indirectly, either individually, through any person, in partnership (except as a passive partner) or in association or jointly or in conjunction with any person or persons, firm, association, partnership, syndicate, trust, company, corporation, legal person or other juridical entity, as owner, principal, mandatory, agent, vendor within the territory of France:

         (i)      compete with the Business on the territory of France;

         (ii) communicate with, solicit, interfere with or endeavour to direct or entice away from the Acquirer any Employee.

         (iii) it being understood that any lease agreement with French clients presently administered by a member of the Comdisco Group other than the Company or the Subsidiary shall not constitute competition for the purposes of this Clause 10.

         the Seller warrants the performance by each of its Affiliates of their obligations under the present Clause 10.

11.      announcements

11.1 Subject to Clause 11.2, no Party shall make or issue at any time (whether before or after Completion) any announcement, circular or other publicity relating to any matter referred to in this Agreement without the other Parties' prior written approval of the form and content of such announcement.

11.2 Clause 11.1 does not apply to any announcement, circular or other publicity:

         (a) required by the law of any relevant jurisdiction or by the rules or regulations of any recognized securities exchange or of any regulatory or governmental body. In such an event, the Party making or sending the announcement, circular or other publicity shall, as far as practicable, consult with the other Parties as to the form and content of such announcement; or

         (b) which is in the Agreed Form made or sent by or on behalf of the Acquirer after Completion advising the press, employees, customers, suppliers or agents of each of the Companies of the change in control of the Companies.

12.      Other Post Completion Covenants and other covenants

12.1 After Completion, the Seller shall at its own cost and expense execute and do (or procure to be executed and done by any other relevant person) all such deeds, documents, acts and things as the Acquirer may from time to time require in order to vest any of the Shares in the Acquirer or its assignee or as otherwise may be necessary to give full effect to this Agreement. The Acquirer shall be responsible for the registration formalities and duties in connection with the transfer of the Shares.

12.2 On and if necessary after Completion, the Seller shall at its own cost and expense provide or procure to be provided to the Acquirer all such information relating to the Business and the affairs of the Company and the Subsidiary as the Seller may have in its possession or under its control.

13.      Miscellaneous

13.1 All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be given by hand delivery, by prepaid registered or certified mail (with return receipt requested), by an established overnight courier providing proof of delivery or by facsimile, addressed as follows, unless and until any Party notifies each other Party in accordance with this Clause 13.1 of a change of address:

-        If to the Seller:
         Comdisco Global Holding Company, Inc.
         6111 North River Road, Rosemont, Illinois, USA
         Attention: General Counsel
         Fax: +1 847 518 54 40

         With a copy (which shall not constitute notice under this Clause 13.1) to:

         Skadden, Arps, Slate, Meagher & Flom LLP (Illinois)
         333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 USA
         Attention: John Wm. Butler

-        If to Comdisco Holding Company, Inc.:
         Comdisco Holding Company, Inc.
         6111 North River Road, Rosemont, Illinois, USA
         Attention: General Counsel
         Fax: +1 847 518 54 40

         With a copy (which shall not constitute notice under this Clause 13.1) to:

         Skadden, Arps, Slate, Meagher & Flom LLP (Illinois)
         333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 USA
         Attention: John Wm. Butler

-        If to the Acquirer:
         Econocom Group SA
         Chaussee de Louvain 510
         Parc Horizon 2000
         1930 Zaventem
         Belgique
         Attention: Jean-Philippe Roesch

         With a copy (which shall not constitute notice under this Clause 13.1) to:
         Gide Loyrette Nouel
         26, cours Albert 1er - 75008 Paris
         Attention: Christophe Eck

13.2 The Acquirer may assign or transfer all or any part of its rights and obligations arising under this Agreement solely to an entity which is for the time being a member of the same group of companies as the Acquirer; provided, however that the Acquirer shall not be relieved of its obligations so assigned. None of the other Parties shall assign or transfer, or purport to assign or transfer, any of their rights or obligations arising under this Agreement without the prior written consent of the Acquirer, provided, however, that without such consent, such other Parties shall have the right to assign all or any part of their rights and obligations arising under this Agreement to an entity of their group but shall nevertheless not be relieved of their obligations hereunder.

13.3 Without prejudice to Clause 13.2, this Agreement and all the provisions hereof shall be binding and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.4 The Parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the Seller covenants and agrees that it will shall pay all fees and expenses incurred by the Company or the Subsidiary in connection with the transactions contemplated hereunder, including, without limitation, filing fees and fees and expenses of attorneys, accountants, financial advisors, lenders or brokers, unless such fees have been provided for in the net equity of the Company. It is understood that the Acquirer's counsel shall be responsible for preparing and submitting any filing with the DGCCRF and that the Acquirer shall be responsible for such fees.

13.5 This Agreement (together with all documents executed at Completion) constitutes the entire agreement and understanding between the parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

13.6 This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

13.7 If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The relevant Parties shall in that event replace the invalid on non-binding part by provisions which are valid and binding and the effect of which, given the contents and purpose of this agreement, is to the greatest extent possible similar to the invalid or non-binding part.

13.8 No failure to exercise, and no delay in exercising, any right or remedy in connection with this Agreement by the Acquirer shall operate as a waiver or a forfeiture of that right or remedy. No single or partial exercise of any right or remedy under this agreement by the Acquirer shall preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by the Acquirer shall not be deemed to be a waiver of any subsequent breach. Notwithstanding any rule of law to the contrary, a release, waiver or compromise or other arrangement or indulgence which the Acquirer agrees to or effects in relation to one of the Parties other than the Acquirer under or in connection with this Agreement shall not affect the Acquirer's rights or remedies as regards any of the other Parties.

13.9 This Agreement may be entered into any number of counterparts and by each of the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

14.      Governing Law and Jurisdiction

14.1     Governing Law

         This Agreement shall be governed by, and construed in all respects in accordance with French law.

14.2     Arbitration

         The Parties expressly agree that all disputes and claims arising from or in connection with this Agreement, including failure to comply, its termination or nullification, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce then in effect including its Article 10 governing multi-party arbitration, by three arbitrators appointed in accordance with the said Rules, which shall have exclusive jurisdiction to decide any such disputes and claims.

         The award of the arbitrators shall be final and binding upon the parties.

         The expenses of the arbitral proceeding and the fees of the arbitrators shall be advanced equally by the parties. The arbitral award shall state which party shall ultimately bear the expenses and fees, or in what proportion such expenses and fees shall be borne by each of the parties.

         If a party fails to comply with the arbitral award, such party shall be liable for the payment of any resulting costs, including attorneys' fees, incurred by the other party in a proceeding to enforce the award.

         The arbitration proceedings shall be held in the city of Paris. The arbitration proceedings shall be conducted in English.

ECONOCOM GROUP SA / NV                     COMDISCO GLOBAL HOLDING
                                           COMPANY, INC.


By:  /s/ Jean-Louis Bouchard               By:  /s/ Robert E. Koe
     ------------------------                   ---------------------
Name:   Jean-Louis Bouchard                Name:   Robert E. Koe
Title:  President                          Title:  President


                                           COMDISCO HOLDING COMPANY, INC.


                                           By:  /s/ Robert E. Koe
                                                --------------------------
                                                Name:  Robert E. Koe
                                                Title: President